Exhibit 99.1

PublicSquare Appoints Dusty Wunderlich as Chief Executive Officer

 New Leadership Reinforces Progress Toward Fintech Focus

WEST PALM BEACH, Fla. — January 29, 2026 — PSQ Holdings, Inc. (NYSE: PSQH) ("PublicSquare" or the "Company"), today announced that Dusty Wunderlich has been appointed CEO, effective immediately, as the Company continues its transition to core fintech businesses, including credit and payments. Mr Wunderlich was recently appointed Chairman of the Board of PublicSquare and will remain in that role. As part of this transition, Michael Seifert has stepped down as Chief Executive Officer and resigned from the Company’s Board of Directors, effective January 27, 2026.

Mr. Wunderlich was CEO of Credova until PublicSquare acquired the company in March 2024. Given his fintech experience and deep knowledge of the Company’s operations, most recently as its Chief Strategy Officer, the Board believes Mr. Wunderlich is the person best positioned to ensure the continued execution of the Company’s strategic priorities.

“This leadership change is a critical step in the Company's transition toward credit and payments, with a focus on cash flow efficiency. We are grateful for Michael's founding vision and his support of this transition," said Blake Masters, Lead Independent Director.

“It has been a tremendous privilege to found this company and serve as its CEO,” said Mr. Seifert. “Dusty's significant fintech experience enables him to deliver growth and execution for stockholders. Dusty proved to the board that he is ready for the job. Going forward, no one is better positioned to lead PublicSquare than Dusty.”

“On behalf of the board and the company, I want to thank Michael for guiding the company through its early stages of development and growth,” said Mr. Wunderlich. “During his tenure at PublicSquare, he built a strong team of dedicated employees and set the company on a path towards its future as a fintech leader.”

Mr. Wunderlich added, “The board has been diligent in making strategic decisions as part of the company’s decisive refocus on fintech. This is another step in that direction and sets the company up for stability and growth in our core business. This is about execution and growth toward long-term profitability. I look forward to working closely with the board and our executives to create momentum and deliver on our goals in 2026 and beyond.”

About Dusty Wunderlich

Mr. Wunderlich joined PublicSquare’s Board of Directors upon the Company’s acquisition of Credova in March 2024 and became its Chairman in January 2026. He brings extensive financial, strategic, capital markets, and other operational expertise to guide the Company. Previously, he served as Chief Strategy Officer for PublicSquare and, earlier, as President of Credova, which was acquired by the Company in 2024. Mr. Wunderlich has more than a decade of experience working with fintech companies in all stages of growth and execution. Grounded in economic principles emphasizing property rights and free markets, Mr. Wunderlich brings a research-driven approach to financial innovation, with work spanning economic theory, monetary policy, and market-based financial systems that informs both published analysis and corporate strategy. Mr. Wunderlich was managing member of Red Rock Armory, LLC from January 2021 until March 2024, and was managing member of ALMC, LLC, a consulting firm, from May 2017 to August 2020.

About PublicSquare

PublicSquare (NYSE: PSQH) is a financial technology company building a resilient, values-aligned ecosystem of financial solutions for consumers and businesses. Committed to protecting life, family, and liberty, the Company provides alternatives designed to support long-term economic participation and freedom. For more information, visit investors.publicsquare.com.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com